As filed with the Securities and Exchange Commission on February 10, 1997
                            Registration No. 0-17325

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                    (Formerly Regional Air Group Corporation)

      Colorado                                             88-0218499
State of Incorporation                           IRS Employer Identification No.

               420 Jericho Turnpike, Suite 321, Jericho, NY 11753
                                 (516) 433-4730
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal place of business)

                           Donald F. Mintmire, Esquire
               265 Sunrise Avenue, Suite 204, Palm Beach, FL 33480
                                 (561) 832-5696
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            STOCK COMPENSATION PLANS
                  DATED SEPTEMBER 2, 1996 and JANUARY 24, 1997
                            (Full title of the Plans)

        Approximate Date of Proposed Sales: As soon as this Registration
                          Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

Title of Each 1              Amount 2            Proposed 3               Proposed                  Amount of
Class of                     being               Maximum                  Maximum                   Registration
Security being               Registered          Offering                 Aggregate                 Fee
Registered                                       Price/Per                Offering
                                                 Share                    Price/Share

Common Stock,                1,6000,000          $0.6875                  $1,100,000                $333.32
Par Value $.0001

     1 Shares registered pursuant to this registrantion statement available for issuance as of February 10, 1997 under Environmental Remediation Holding Corporation Stock Compensation Plans.

     2 Determined pursuant to Rule 457 (h).

     3 Estimated solely for the purpose of calculating the registration fee on the basis of the maximum number of securities issuable under the plan that are covered by the registration statement based upon the estimated value of the securities as set forth in the plan and pursuant to Rule 457 (c).

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                        1,600,000 Shares of Common Stock

PART I: Information required in the Section 10(a) Prospectus

                            ITEM 1: Plan Information

         The information required by Part I is included in documents sent or given to participants in the Environmental Remediation Holding Corporation (the "Company") Stock Compensation Plan pursuant to Rule 428(b)(1).

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                 ITEM 3: Incorporation of Documents by Reference

         The  following  documents,  which are on file with the  Securities  and
Exchange  Commission,   are  incorporated  in  this  Registration  Statement  by
reference:

         (a) the Registrant's: (i) latest annual report (Form 10-K dated December 31, 1995) filed pursuant to Section 13(a) or 15(d) of the Exchange Act;
(ii) Form 10-Q dated September 30, 1996; (iii) Form 8-K dated September 3, 1996; and (iv) Form S-8 dated September 5, 1996.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (a) above.

         All documents filed by the Registrant pursuant to Section 13(a), 14 and 15(d) of the Exchange Act prior to the filing of post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

                        Item 4: Description of Securities

         Not Applicable.

                 Item 5: Interests of Named Experts and Counsel

         See attached Legal Consulting Agreement of Donald F. Mintmire. There are no other such interests.

                Item 6: Indemnification of Directors and Officers

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                   Item 7: Exemption from Registration Claims

         Not Applicable.

                                Item 8: Exhibits

         The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

                               Item 9: Undertaking

1.       The Registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration; provided however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, Florida, this 10th day of February, 1997.


                            Environmental Remediation Holding Corporation


                           By: /s/ Sam L. Bass, Jr., CEO
                               Sam L. Bass, Jr., CEO

                           By: /s/ Noreen Wilson, V.P.
                               Noreen Wilson, Vice President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                         DATE

/s/ James A. Griffin, Esq.           Secretary                 February 10, 1997
    James A. Griffin, Esq.         and Director


/s/ Sam L. Bass, Jr.             CEO and Director              February 10, 1997
    Sam L. Bass, Jr.

/s/ James Calendar                   Director                  February 10, 1997
    James Calendar

                                  EXHIBIT INDEX


4.1 Form of Stock Compensation Plan for Imperial International Design, Inc., dated September 2, 1996.


4.2 Form of Stock Compensation Plan for Mintmire & Associates, dated January 24, 1997.


5.3               Opinion of Mintmire & Associates.


24.1              Consent of Mintmire & Associates (contained in 5.3).

                                   EXHIBIT 4.1

                               EMPLOYMENT CONTRACT
                                 BY and BETWEEN

                    ENVIRONMENTAL REMEDIATION HOLDING, CORP.
                                       and
                       IMPERIAL INTERNATIONAL DESIGN, INC.

This is an agreement, effective this date, 2 of September, 1996 between Imperial International Design, Inc. and its successors and assigns of West Palm Beach, Florida hereinafter called "Consultants" and Environmental Remediation Holding, Corp.., its successors and assignees of 111 Tubing Road of Broussard, Louisiana hereinafter called "ERHC"

BACKGROUND

Under the terms set forth below, ERHC retains the services of the Consultants to advise and consult with respect to its International business in the Caribbean and the financing of the Chevron contract , and Consultants agrees to render such services as necessary.

TERMS

1. Consultants agrees that for a period of two (2) year, commencing with the effective date of this Agreement, and consistent with his other obligations, render ERHC such consulting services as ERHC may request relating to the obtaining of a loan from Exim Bank, IMF, Connecticut Commercial Bank, Equity Investment on the basis that the repayment of each loan shall be guaranteed by either the Government of Antigua or ERHC or otherwise acceptable to the lender.

          All such services shall be rendered by the Consultants or by the Consultant's associates or employees, as approved by ERHC. All such personnel, if any, shall be directly supervised by Consultants who shall be present with such personnel at such times as he deems reasonably necessary. Consultants shall not be required at any time to render services that would conflict with obligations of the Consultants undertaken prior to the request for such services by the Consultants.

         This Agreement will continue to be in effect for two years from the effective date unless terminated earlier in accordance with the provisions of paragraph 7. of this Agreement.

2.       INDEPENDENT CONSULTANT

It is the express intention of the parties that Consultants are independent contractors. Consultants are not employee, agent, joint venture or partner of ERHC . Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of Employer and employee between ERHC and the Consultants or any employee or agent of the Consultants. The Consultants shall retain the right to perform services for others during the term of this Agreement.

3.       SERVICES TO BE PROVIDED

3.1      SERVICE PROGRAM

Consultants agree to provide services per the service program described herein. The Consultants will cooperate and to the extent necessary work with ERHC in its negotiations and will, when necessary participate in its projects or in connection with the procurements of an acceptable guarantee from the Guarantor. The Consultants will be responsible for completing all paperwork required by the lender. This paper work is not limited to application, Government and or lender required documentation, cash flows, material lists, supplier list, and Corporate information as are needed in obtaining a loan from the Bank for ERHC.

3.2      SERVICE METHOD

Consultants will determine the method, details, and means of performing the above described services. ERHC shall not have the right to, and shall not control the manner or determine the method of accomplishing the Consultant's services.

3.3      CONSULTANT'S STAFF/ASSOCIATES

Consultants may, at the their own expense, employee such assistance as the Consultants deem necessary to perform the services required of the Consultants by this Agreement. ERHC may not control, direct, or supervise Consultant's assistants or employees in the performance of those services. Consultants assume full and sole responsibility for the payment of all compensation of these assistants and for all state and federal income tax, unemployment insurance, Social Security, disability insurance and other applicable withholdings.

3.4      WORKPLACE

Consultants shall perform the services required by this Agreement at any place or location and at such times as The Consultants shall determine.

4.       CONSIDERATION

4.1 In consideration for the services to be performed by Consultants, ERHC agrees to pay Consultants fees and payments specified herein:

         ERHC agrees to pay Consultants $5,000.00 USD upon signing of the contract and $5000 USD a month till closing of the loan with a U.S. lender on the Chevron Contract upon closing the consultant(s) shall receive 0.5% of the total amount of said loan, payable at closing minus such monies expended by ERHC prior to closing. Further the Consultant upon the signing of the Contract with the Government of Antigua will be provided with 1,500,000 shares of free trading ERHC shares.

4.2      BILLING

The Consultants shall submit a bill for all services rendered in accordance with the work that has been completed.

4.3      PAYMENTS

Contractor shall pay Consultants bill within 10 of receipt and will pay the remaining fees at loan closing.

4.4      EXPENSES

ERHC will be responsible for all the out of pocket expenses of the Consultants in connection with this project. ERHC will have the right to approve all expenses prior to funds be expended on their behalf other than normal day to day expenses. These expenses will include airfare, hotel accommodation, phone and mailing, copying, and binding of required material.

5.       CONSULTANT DUTIES

5.1      TOOLS AND EQUIPMENT

Consultants will supply all tools and equipment required to perform the services under this Agreement. The Consultants are not required to purchase or rent any of the equipment or services from ERHC.

5.2      WORKER'S COMPENSATION

The Consultants agree to provide workers compensation insurance for consultant's employees and agents and agree to hold harmless and indemnify ERHC for any and all claims arising out of any injury, disability, or death of any Consultant's employees or agents.

5.3      ASSIGNMENTS

Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultants without prior written approval of ERHC.

6.       ERHC  DUTIES

6.1      COOPERATION

ERHC agrees to comply with all reasonable requests of Consultants and provide access to all documents reasonably necessary to the performance of Consultant's duties under this Agreement.

6.2      ASSIGNMENT

Neither this Agreement nor any duties or obligations under this Agreement may be assigned without prior written approval of The Consultants.

7.       TERMINATION

7.1      TERMINATION DUE TO SPECIAL EVENTS

This Agreement will terminate automatically on the occurrence of any of the following events:
         Bankruptcy or insolvency of either party Sale of the business by either party Death of either party.

7.2      TERMINATION BY IBR FOR DEFAULT OF CONSULTANT

Should Consultants default in the performance of this Agreement or materially breach its provision, ERHC, at ERHC option, may terminate this Agreement by giving written notification to the Consultants. For the purpose of this section, material breach of this Agreement shall include to not limited to the following the filing of bankruptcy papers or other similar arrangements due to insolvency, the assignment of the Consultant's obligations to third parties or acceptance of employment or consulting arrangements with third parties which are or may be opposed to Contractor's interests.

7.3      TERMINATION BY CONSULTANT FOR DEFAULT OF ERHC

Should ERHC default in the performance of this Agreement or materially breach any of its provisions, the Consultants, at the Consultant's option, may terminate this Agreement by giving written notice to ERHC . For the purpose of this Agreement, material breach of this Agreement shall include but not be limited to the following the filing of bankruptcy papers or other similar arrangements due to insolvency, the assignment of ERHC obligations to third parties.

7.4      TERMINATION FOR DELINQUENCIES

Should ERHC fail to pay the Consultants all or any part of the compensation set forth in Paragraph 4 of this Agreement on the date due, The Consultants, at Consultant's option, may terminate this Agreement if the failure is not remedied by ERHC with in thirty (30) days from the date payment is due.

8.       NOTICES

8.1 Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepared with return receipt requested. Mailed notices shall be addressed to the parties at the address appearing in the introductory paragraph of this Agreement, but each party may change the address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two days after mailing.

8.2      ENTIRE AGREEMENT

This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of service by the Consultants for ERHC and contains all the covenants and agreements between the parties with respect to the rendering of such knowledge that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

8.3      SEVERABILITY

If any action in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

8.4      ATTORNEYS' FEES

If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, which may be set by the court in the same action or in a separate action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

8.5      GOVERNING LAWS

This Agreement will be governed by and construed in accordance with the laws of the State of New York

Executed at               Jericho, and  New York
                           city             state

/s/ William W. Wilson
    Imperial International Design, Inc.
    William W. Wilson


/s/ James A. Griffin
    ERHC
    James A.  Griffin, Secretary

                                   EXHIBIT 4.2

                             MINTMIRE & ASSOCIATES
                                ATTORNEYS AT LAW

                                                       265 SUNRISE AVENUE
                                                       SUITE 204
                                                       PALM BEACH, FLORIDA 33480
                                                       TEL: (561) 832-5696
                                                       FAX: (561) 659-5371

                                January 24, 1997

                                               Via Facsimile:  624-1171

Mrs. Noreen Wilson
Environmental Remediation Holding Corporation
420 Jericho Turnpike
Suite 321
Jericho, NY 11753


         RE:      Corporate Securities Representation and Consulting


Dear Mrs. Wilson:

         The purpose of this letter is to set forth the fee and expense Agreement and other matters between me and ENVIRONMENTAL REMEDIATION HOLDING CORPORATION ("you" or the "Company"), relating to general corporate and securities services and advice which I may subsequently render to you. I am pleased to present this Agreement for your signature, and hope that in heralds a long professional and personal relationship that is enjoyable and profitable for both of us. Please sign the two originals of this letter I am providing, and return one original to me in the enclosed envelope.

I.       SCOPE OF WORK

         This firm is authorized to act as special corporate and securities counsel, to perform legal services, render professional legal advice and consult with you and with persons you designate relating to federal and state corporate and securities laws and matters involving international or non-U.S. law, as requested. I will also assist you in relations with accounting and other professionals, as requested. Unless otherwise agreed to in advance, all services will be rendered on an hourly rate basis, as discussed below. This letter grants me the authority to take all actions necessary to render legal services requested of me. I am also empowered to retain the services of other associate or special counsel, provided you have been notified and have approved the arrangement and payment terms in advance. The services to be rendered may include a due diligence review of any proposed mergers or acquisitions, advice on structuring one or more reorganizations, preparation and/or review of all transactional documents, preparation and filing of appropriate periodic reports with the Securities and Exchange Commission and other regulatory authorities as required, state securities filings and compliance, and securities advice and drafting of documents related to private placements and public offerings by the Company.

II.      FEE STRUCTURE.

         A.       Payment for Legal Services.

                  1. Hourly Compensation. I will bill the services I perform under this Agreement on a monthly basis and at a discounted rate of $175.00 per hour. This rate shall apply for all matters, including matters involving international transactions, international or foreign corporate/securities law, and the application of United States laws to foreign-related transactions (including Regulation S transactions), unless we negotiate a fixed fee or other arrangement for particular services. I bill by time in increments of 1/10th of an hour.

                  2. Securities of the Company. In return for receiving the discounted billing rate set forth above, the Company shall cause to be issued One Hundred Thousand (100,000) shares of the company's Common Stock (the "Shares") to me, valued at par, within ninety (90) days of the execution of this Agreement. In addition, the Company shall prepare and file with the Securities and Exchange Commission, at its expense, a Registration Statement on Form S-8 within ninety (90) days of the execution of the Agreement, to include the Shares.

         B.       Advance Against Fees and Expenses.

                  None.

         C.       Expenses.

                  You agree to reimburse me for all costs and expenses incurred on your behalf in the course of performing services under this Agreement. Such expenses include but are not limited to travel expense, printing, photocopy, and binding costs, outside and overtime secretarial costs if needed, long-distance telephone charges, and other payments made by me to vendors on your behalf or in connection with work for you. I will deduct such expenses from the advance each month as incurred. I will charge my travel time to you on a portal-to-portal basis, but will not include time spent on other matters. I will charge you for photocopies and for automobile travel mileage at the rate of $.31 per mile. I will not advance any filing fees, nor am I required to incur any other expense not covered by the advance then on hand.

         D.       Billing Statements.

                  I will render a billing statement to you on a monthly basis reflecting all legal services performed and expenses incurred; the statement also will reflect all deductions made from the advance and all amounts not covered by the advance and therefore due and payable on that statement. You agree to pay each monthly billing statement upon receipt. Any billing statement or statement item not paid within thirty (30) days of the statement date shall bear interest at the rate of 1 1/2% per month (18% per annum) on the unpaid balance.

III.     TERMINATION OR WITHDRAWAL.

         Should you terminate my services or should I withdrawal as your counsel, you agree to pay for all legal services theretofore rendered at my normal hourly rate or rates in effect; for all unreimbursed expenses incurred by me through the date of termination; and for all expenses associated with preparing and shipping records to you. I may apply against the sum thus due all advances being held by me, as well as other funds of yours that may be in my safekeeping. After such application of funds, if any, you agree to pay all sums owed me within thirty (30) days after termination or withdrawal. Any sums not timely paid shall bear interest on the terms stated above.

IV.      MISCELLANEOUS.

         If it becomes necessary for me to collect, or hire another attorney to collect, any sums owed under this Agreement, you agree to pay all reasonable costs of such collection, including court costs and attorney's fees. You agree that I may retain all papers, books, documents and securities belonging to you which come into my possession in the course of my professional engagement hereunder until all sums owed me are paid. Nothing in this Agreement shall limit my statutory lien for attorney fees and expenses.

         You further agree that this Agreement covers all legal services which I render to or for another person or entity at your request, and covers related expenses, and that you will pay all fees and expenses relating to such other services, unless I have agreed otherwise in writing.

         By signing below, you acknowledge that you have carefully read and understand this Agreement in its entirety, that I have satisfactorily answered all your questions concerning it, that you accept and agree to it in all particulars, and that the execution of this Agreement has been duly authorized by all requisite corporate action. I am pleased that you have chosen me to perform this work for you, and feel confident that you will be satisfied with my services.

                                            Very truly,
                                        /s/ Donald F. Mintmire
                                            Donald F. Mintmire

DFM/lrc

Accepted and agreed to on January 24, 1997

ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

By: /s/ Noreen Wilson

                                  EXHIBIT 5.3

                             MINTMIRE & ASSOCIATES
                                ATTORNEYS AT LAW

                                                       265 SUNRISE AVENUE
                                                       SUITE 204
                                                       PALM BEACH, FLORIDA 33480
                                                       TEL: (561) 832-5696
                                                       FAX: (561) 659-5371

                                February 10, 1997

Ms. Noreen Wilson
Environmental Remediation Holding Corporation
420 Jericho Turnpike, Suite 321
Jericho, NY  11753

RE:      Environmental Remediation Holding Corporation
         S-8 Registration Statement

Dear Ms. Wilson:

         Pursuant to your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 10, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 1,600,000 shares of your Common Stock (exclusive of any securities associated therewith, the "Stock"), to be sold by you pursuant to your Environmental Remediation Holding Corporation Stock Purchase Plans dated September 2, 1996, and January 24, 1997 (the "Purchase Plan").

         As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Purchase Plan. It is our opinion that the 1,600,000 shares of stock that may be issued and sold by you pursuant to the Purchase Plan, when issued and sold in the manner provided in the Purchase Plan, will be validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

                                            Very truly,


                                        /s/ Donald F. Mintmire
                                            Donald F. Mintmire
DFM/lrc
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